EXHIBIT 12-2

                  PECO ENERGY COMPANY AND SUBSIDIARY COMPANIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                   SEC METHOD
                                     ($000)

                                                    9 MONTHS
                                                     ENDED
                                                   09/30/97

NET INCOME                                         $393,884

ADD BACK:
- INCOME TAXES:
     OPERATING INCOME                               296,019
     NON-OPERATING INCOME                            23,274
                                                   --------
     NET TAXES                                      319,293

- FIXED CHARGES:
     INTEREST APPLICABLE TO DEBT                    269,885
     ANNUAL RENTALS                                   6,439
                                                   --------
     TOTAL FIXED CHARGES                            276,324

EARNINGS REQUIRED FOR PREFERRED DIVIDENDS:
     DIVIDENDS ON PREFERRED STOCK                    13,527
     ADJUSTMENT TO PREFERRED DIVIDENDS*              10,965
                                                   --------
                                                     24,492

FIXED CHARGES AND PREFERRED DIVIDENDS              $300,816
                                                   ========

EARNINGS BEFORE INCOME TAXES AND
     FIXED CHARGES                                 $989,501
                                                   ========
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDEND REQUIREMENTS         3.29
                                                   ========




 * ADDITIONAL CHARGE EQUIVALENT TO EARNINGS REQUIRED
   TO ADJUST DIVIDENDS ON PREFERRED STOCK TO A PRE-TAX BASIS